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                                                                      EXHIBIT 23




                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 333-37067 and 333-05565) of Developers Diversified Realty Corporation of our reports dated January 18, 1998 relating to the combined statement of revenue and certain expenses of The Columbus Properties and the statement of revenue and certain expenses of Lennox Town Center, Sun Center, Dublin Village Center and Washington Park Plaza and our report dated April 14, 1998 relating to the statement of revenue and certain expenses of Belair Centre, all of which appear in the Current Report on Form 8-K of Developers Diversified Realty Corporation dated February 25, 1998.








PRICE WATERHOUSE LLP
Cleveland, Ohio
April 23, 1998